BAS was the affiliated party involved in the underwriting
of all the following securities.
Fund Series	                Fund
Columbia Funds Series Trust I	Columbia High Yield Fund

Fund	                        Broker
Columbia High Yield Fund	Lehman Brothers

Fund	                        Security
Columbia High Yield Fund	"Coventry Health Care, Inc. CVH
                                5.875% 1/15/12"

Fund	                       Trade Date	Quantity
Columbia High Yield Fund	1/21/2005	"5,700,000"

Fund	                        Price	Amount
Columbia High Yield Fund	0.69	"5,700,000"